Exhibit 99.1

Schick Technologies Reports Fiscal 2005 Third Quarter Results

•	Net Revenues Increase 39%
•	Income from Operations Increases 49%

LONG ISLAND CITY, N.Y., February 10, 2005 -- Schick Technologies, Inc. (OTC BB: SCHK) today reported its financial results for the quarter ended December 31, 2004.

Net revenues for the third quarter were $16.8 million, an increase of $4.7 million, or 39%, compared to $12.1 million in the same period last year.

Income from operations for the third quarter was $7.3 million (43% of revenue), an increase of $2.4 million, or 49%, compared to $4.9 million (40% of revenue) for the same period last year.

Income before income tax for the third quarter was $7.4 million, an increase of $2.5 million, or 51%, compared to $4.9 million for the same period last year.

Net income for the third quarter of fiscal 2005 was $4.4 million, or $0.25 per diluted share, a decrease of $0.5 million, or 9%, compared to net income of $4.9 million, or $0.29 per diluted share, for the same period last year.

For the third quarter of fiscal 2005, the Company’s net income tax expense was $3.0 million. For the same period of fiscal 2004, net income tax expense was $34,000. In that year, income tax expense of approximately $1.9 million was offset by a $1.9 million, or $0.11 per diluted share, partial reversal of the deferred tax asset valuation allowance. As of March 31, 2004, the end of the previous fiscal year, the deferred tax asset valuation allowance was fully reversed.

At December 31, 2004, the Company had $31.5 million in cash, cash equivalents and short-term investments and $43.1 million in working capital, as compared to $20.7 million in cash, cash equivalents and short-term investments and $27.4 million in working capital at March 31, 2004, the end of the Company’s prior fiscal year.

Jeffrey Slovin, President and Chief Executive Officer, commented, “We are pleased to report record quarterly revenue and operating income. These results were driven by continued global demand for our CDR products as more dental professionals are making Schick their first choice for digital imaging. For the quarter, CDR product revenues grew 46% over last year, including a 62% increase in CDR product revenues from our exclusive North American distributor. We are also pleased by the progress we are seeing with our new CDRPanX at this early stage. For the nine months, cash flow from operations increased $1.8 million (20%) to $11.0 million, as our organization continues to make good strides in leveraging revenue growth and maintaining lower costs of operations. This strong performance is enabling us to increase our investment in innovative R&D. Our commitment to maintaining industry leadership has never been stronger.”

Net revenues for the nine months ended December 31, 2004 were $38.6 million, an increase of $9.3 million, or 32%, compared to $29.3 million in the same period last year.

Income from operations for the nine months ended December 31, 2004 was $14.2 million (37% of revenue), an increase of $5.1 million, or 56%, compared to $9.1 million (31% of revenue) for the same period last year.

Income before income tax for the nine months ended December 31, 2004 was $14.4 million, an increase of $5.3 million, or 59%, compared to $9.1 million for the same period in fiscal 2004.

Net income for the nine months ended December 31, 2004 was $8.7 million, or $0.50 per diluted share, compared to net income of $9.1 million, or $0.54 per diluted share, for the same period last year.

For the nine months ended December 31, 2004, the Company’s net income tax expense was $5.8 million. For the same period of fiscal 2004 income tax expense of $3.7 million was offset by a $3.7 million, or $0.22 per diluted share, partial reversal of the deferred tax asset valuation allowance.

Schick Technologies, Inc. will hold its quarterly conference call on Thursday, February 10, 2005 at 5:00 p.m. ET. To access the call, please dial 800-259-0251 (domestic) or 617-614-3671 (international), and enter passcode # 55452525. This conference call will be broadcast live on the Internet at www.fulldisclosure.com and www.streetevents.com. An audio digital replay of the call will be available from February 10, 2005, at approximately 7:00 p.m. ET until 11:59 p.m. ET on February 17, 2005 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using confirmation code # 91087220. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com. This earnings release, and any other financial and statistical information disclosed by the Company during the conference call will be available in the “Investors” section of the Company’s web site at www.schicktech.com.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including beliefs as to the demand for the Company’s products, the Company’s leveraging its revenue growth and maintaining lower costs of operations, and the Company’s investment in R&D, and any other statements which are not historical. Actual future events, results and trends could differ materially from those set forth in such statements due to various factors. Such factors include uncertainties as to the Company’s future revenues, the possibility of changing economic, market and competitive conditions, dependence on products and key suppliers, technological developments, competition, market uncertainties, dependence on distributors, the pending SEC action and U.S. Attorney investigation, ability to manage growth, fluctuation in results and other risks and uncertainties including those detailed in the company’s filings with the Securities and Exchange Commission.

CONTACT:	Cameron Associates

Kevin McGrath, 212-245-4577

Kevin@cameronassoc.com

Schick Technologies, Inc. and Subsidiary

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2004	2003	2004	2003
Revenue, net	$16,813	$12,124	$38,564	$29,301
Cost of sales	4,144	3,063	10,325	8,316

Gross profit	12,669	9,061	28,239	20,985

Operating expenses:
Selling and marketing	2,235	1,655	5,222	4,505
General and administrative	1,723	1,725	4,992	4,921
Research and development	1,456	827	3,873	2,508

Total operating costs	5,414	4,207	14,087	11,934

Income from operations	7,255	4,854	14,152	9,051

Other income (expense)
Interest income	111	39	288	88
Interest expense	—	(9)	—	(180)
Other income	—	4	—	141

Total other income	111	34	288	49

Income before income taxes	7,366	4,888	14,440	9,100

Provision for income taxes	2,968	34	5,757	—

Net income	$4,398	$4,854	$8,683	$9,100

Basic earnings per share	$0.28	$0.47	$0.57	$0.88

Diluted earnings per share	$0.25	$0.29	$0.50	$0.54

Weighted average common shares
(basic)	15,440,891	10,407,356	15,189,316	10,334,431

Weighted average common shares
(diluted)	17,359,203	16,879,982	17,212,293	16,776,152

_________________________

The accompanying notes are an integral part of these financial statements.

Schick Technologies, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	March 31,
	2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$16,560	$20,734
Short-term investments	14,984	—
Accounts receivable, net of allowance for doubtful accounts
of $138 and $42, respectively	8,964	3,982
Inventories	3,687	3,057
Prepayments and other current assets	847	861
Deferred income taxes	6,967	6,481

Total current assets	52,009	35,115
Equipment, net	1,410	1,405
Goodwill, net	266	266
Deferred income taxes	93	5,679
Other assets	257	278

Total assets	$54,035	$42,743

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,077	$1,456
Accrued salaries and commissions	1,801	1,390
Income taxes payable	134	142
Deposits from customers	82	13
Warranty obligations	393	210
Deferred revenue	4,438	4,504

Total current liabilities	8,925	7,715

Commitments and contingencies
Stockholders’ equity
Preferred stock ($0.01 par value; 2,500,000 shares authorized;
none issued and outstanding)	—	—
Common stock ($0.01 par value; 50,000,000 shares authorized:	0
15,930,707 and 15,026,470 shares issued and outstanding,
respectively)	159	15
Additional paid-in capital	46,016	44,626
Accumulated deficit	(1,065)	(9,748)

	45,110	35,028

Total liabilities and stockholders’ equity	$54,035	$42,743